UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



         Date of Report: (Date of earliest event reported) July 25, 2006



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                                  1-3247            16-0393470
(State or other jurisdiction              (Commission       (I.R.S. Employer
of incorporation)                         File Number)      Identification No.)


One Riverfront Plaza, Corning, New York                     14831
(Address of principal executive offices)                    (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)


N/A
(Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

Item 7.01.  Regulation FD Disclosure

The Corning Incorporated press release dated July 25, 2006, regarding its financial results for the second quarter ended June 30, 2006 and its third quarter 2006 earnings guidance, is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.02 and 7.01 of Form 8-K, shall not be deemed to be "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibit

      99    Press Release dated July 25, 2006, issued by Corning Incorporated.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                             CORNING INCORPORATED
                                             Registrant



Date: July 25, 2006                          By    /s/  JANE D. POULIN
                                                        ------------------------
                                                        Jane D. Poulin
                                                        Chief Accounting Officer

                                                                      Exhibit 99
                                                                      ----------




FOR RELEASE -- July 25, 2006

Media Relations Contact:                    Investor Relations Contact:
Daniel F. Collins                           Kenneth C. Sofio
(607) 974-4197                              (607) 974-7705
collinsdf@corning.com                       sofiokc@corning.com

                    Corning Announces Second-Quarter Results

                           Company meets EPS guidance

CORNING, N.Y. -- Corning Incorporated (NYSE: GLW) today announced second-quarter sales of $1.26 billion and net income of $514 million, or $0.32 per share. These results include net special gains of $93 million, or $0.06 per share.

Excluding these net special gains, Corning's second-quarter net income would have been $421 million, or $0.26 per share. These are non-GAAP financial measures. These and all non-GAAP financial measures are reconciled on the company's investor relations Web site and in attachments to this news release.

Wendell P. Weeks, president and chief executive officer, said, "We were pleased to meet our earnings-per-share (EPS) guidance as we overcame the impact of the second-quarter panel inventory correction on our Display Technologies segment. The decline in Display Technologies' quarterly performance was offset by strength in our Telecommunications segment and lower operating expenses."

Corning's  second-quarter  results  included  the  following  special  gains and charges:
..    A $61 million gain primarily to reflect the decrease in the market value of
     Corning common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation.
..    A $10 million reduction in income tax expense related to the release of the valuation allowance on certain deferred tax assets in Australia.
..    A  gain  of  $33  million  in  equity  earnings   related  to  Dow  Corning
     Corporation's settlement with the U.S. Internal Revenue Service regarding liabilities for tax years 1992 to 2003. The settlement resolves all federal tax issues related to Dow Corning's implant settlement.
..    An $11 million charge related to Corning's ongoing debt-reduction program.

Second-Quarter Operating Results
Corning's second-quarter sales of $1.26 billion were even with first-quarter sales and increased 11 percent over last year's second-quarter sales of $1.14 billion. As expected, gross margin for the second quarter was 43 percent, a slight decline from the previous quarter's gross margin of 45 percent.


                                     (more)

Corning Announces Second-Quarter Results
Page Two

Equity earnings for the second quarter were $256 million, including the $33 million tax gain from Dow Corning. First-quarter equity earnings of $200 million included a $21 million impairment charge for Samsung Corning Company, Ltd. (Samsung Corning), a producer of glass panels and funnels for cathode ray tubes. Excluding the special items in both quarters, Corning's second-quarter equity earnings were even with the first quarter. Including the $33 million tax gain, our second-quarter equity earnings in Dow Corning were $104 million.

Second-quarter sales for Corning's Display Technologies segment were $461 million, an 11-percent increase over 2005 second-quarter sales of $415 million. Year-over-year liquid crystal display (LCD) glass volume increased by 38 percent in the second quarter, but this was largely offset by the change in foreign exchange rates and price declines. Sequentially, second-quarter sales declined 16 percent from first-quarter sales of $547 million, primarily due to volume declines of 14 percent and lower prices. As expected, price declines were less than those in the first quarter.

Samsung Corning Precision Glass Co., Ltd.'s (SCP) second-quarter volume increased 52 percent year-over-year and 3 percent sequentially. Equity earnings from SCP were $133 million in the second quarter, compared to $140 million in the previous quarter, which included about $7 million in nonrecurring gains.

Total LCD glass volume, including both Corning's wholly owned business and SCP, declined 6 percent sequentially in the second quarter. Net income for the Display Technologies segment was $344 million, down 18 percent from $417 million last quarter, but up 20 percent versus the second quarter of 2005.

"The quarterly sales decline in Display Technologies was disappointing, but as we have warned in the past, supply-chain issues can occur in any given quarter. Our LCD volume decline of 6 percent was consistent with our May 22 guidance change," Weeks said.

Second-quarter Telecommunications segment sales increased 19 percent to $472 million versus $397 million in the first quarter. The increase was driven by strong demand from U.S. and European carriers for the company's fiber and cable and hardware and equipment products. Fiber-to-the-premises (FTTP) sales in the second quarter increased significantly over the previous quarter's performance.

In the company's Environmental Technologies segment, sales of $152 million were slightly lower than sales of $155 million in the first quarter. An increase in diesel retrofit sales was offset by lower automotive sales, especially in North America. Corning's Life Sciences segment sales increased $3 million to $75 million in the second quarter.


                                     (more)

Corning Announces Second-Quarter Results
Page Three

Cash Flow/Liquidity Update
Corning ended the second quarter with $2.48 billion in cash and short-term investments, consistent with the previous quarter. The company's debt level declined to $1.5 billion compared to $1.8 billion at the end of the first quarter. James B. Flaws, vice chairman and chief financial officer, said, "As we continue to focus on improving the company's overall financial health, you can expect us to opportunistically issue or refinance certain debt over the remainder of the year." In the second quarter Corning had positive free cash flow of $299 million and remains on track to be free cash flow positive for the year. Free cash flow is a non-GAAP financial measure. Flaws also noted that Moody's Investor Service recently raised Corning's overall debt rating to Baa2 with a stable outlook.

Third-Quarter Outlook
Corning expects third-quarter sales to be in the range of $1.26 billion to $1.33 billion, and EPS in the range of $0.22 to $0.26 before special items. This EPS estimate is a non-GAAP financial measure and excludes any special items.

Gross margin for the third quarter is expected to be in the range of 41 percent to 43 percent. The third-quarter tax rate is expected to be between 15 percent and 20 percent.

For its Display Technologies segment, Corning anticipates that third-quarter sequential volume growth for its wholly owned business will be in the range of 5 percent to 15 percent as the supply-chain correction begins to ease and the LCD industry gears up for the holiday buying season. Samsung Corning Precision should also see sequential volume increases in the range of 5 percent to 15 percent. Corning expects third-quarter price declines in its wholly owned business to be in line with the previous quarter.

"As we start the third quarter, we believe there will be inventory adjustments by some panel manufacturers, while others are beginning to increase production levels," Flaws said. "However, the long-term LCD market dynamics remain positive. We have not changed our expectation that the overall glass market volume growth will be between 40 percent and 50 percent in 2006. We believe that LCD TV penetration will reach about 20 percent of the global television market this year, nearly doubling that of 2005."

Corning's Telecommunications segment third-quarter sales are expected to be flat
to  down   slightly.   Third-quarter   sales  in  the  company's   Environmental
Technologies segment are also expected to be flat.

Excluding the impact of the $33 million second-quarter tax gain at Dow Corning, third-quarter equity earnings are expected to be down 5 to 10 percent, as stronger earnings at Dow Corning may be offset by lower earnings at SCP and nonrecurring charges at Samsung Corning.


                                     (more)

Corning Announces Second-Quarter Results
Page Four

Weeks said, "While our first-half 2006 performance met our expectations, we need to be cautious about the potential negative impact that economic conditions and political tensions could have on consumer sentiment. The LCD TV market is strongly weighted towards the fourth quarter and we need a robust retail holiday season to achieve our goals. The good news is that retail prices for LCD TVs have declined substantially and that should accelerate consumer demand."

Separately, the company also announced that it will be meeting with Boston-area investors on Tuesday, August 1 and will host a luncheon at 12:30 p.m. Investors interested in attending the luncheon should contact Corning's investor relations department at (607) 974-8764.

Second-Quarter Conference Call Information
The company will host a second-quarter conference call at 8:30 a.m. EDT on Wednesday, July 26. To access the call, dial (210) 234-0003. The password is QUARTER TWO. The leader is SOFIO. A replay of the call will begin at approximately 10:30 a.m. EDT, and will run through 5 p.m. EDT, Wednesday, August
9. To listen, dial (402) 220-9709. No pass code is required. To listen to a live audio webcast of the call, go to Corning's Web site: http://www.corning.com/investor_relations, and follow the instructions. The audio webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning's non-GAAP net income and EPS measure excludes restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company's non-GAAP measure excludes adjustments to asbestos settlement reserves required by movements in Corning's common stock price, gains and losses arising from debt retirements, charges resulting from the impairment of equity or cost method investments, or adjustments to deferred tax assets, and gains or losses recognized in equity earnings from restructuring, impairment or other charges or credits taken by equity method companies. Corning's free cash flow financial measures are also non-GAAP measures. The company believes presenting non-GAAP free cash flow; net income and EPS measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. These non-GAAP measures are reconciled on the company's Web site at www.corning.com/investor_relations and accompany this news release.


                                     (more)

Corning Announces Second-Quarter Results
Page Five

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competition; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy and availability of insurance; capital spending; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments. Additional risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

                                       ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)

                                                                  Three months                    Six months
                                                                 ended June 30,                 ended June 30,
                                                            ------------------------      -------------------------
                                                              2006            2005           2006           2005
                                                            ---------      ---------      ---------       ---------
Net sales                                                   $   1,261      $   1,141      $   2,523       $   2,191
Cost of sales                                                     720            658          1,409           1,279
                                                            ---------      ---------      ---------       ---------

Gross margin                                                      541            483          1,114             912

Operating expenses:
   Selling, general and administrative expenses                   194            191            417             375
   Research, development and engineering expenses                 128            104            252             202
   Amortization of purchased intangibles                            3              3              6               8
   Restructuring, impairment and other charges
     and (credits)                                                  5             (1)            11              18
   Asbestos settlement (Note 1)                                   (61)           143            124             131
                                                            ---------      ---------      ---------       ---------

Operating income                                                  272             43            304             178

Interest income                                                    26             13             50              23
Interest expense                                                  (18)           (26)           (38)            (61)
Loss on repurchases and retirement of debt, net (Note 2)          (11)           (12)           (11)            (12)
Other income, net                                                  14             20             34              11
                                                            ---------      ---------      ---------       ---------

Income before income taxes                                        283             38            339             139
Provision for income taxes (Note 3)                               (24)           (44)           (22)            (63)
                                                            ---------      ---------      ---------       ---------

Income (loss) before minority interests and equity earnings       259             (6)           317              76
Minority interests                                                 (1)            (5)            (2)             (6)
Equity in earnings of associated companies, net
  of impairments (Note 4)                                         256            176            456             345
                                                            ---------      ---------      ---------       ---------

Net income                                                  $     514      $     165      $     771       $     415
                                                            =========      =========      =========       =========

Basic earnings per common share (Note 5)                    $    0.33      $    0.11      $    0.50       $    0.29
                                                            =========      =========      =========       =========
Diluted earnings per common share (Note 5)                  $    0.32      $    0.11      $    0.48       $    0.28
                                                            =========      =========      =========       =========

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
               (Unaudited; in millions, except per share amounts)

                                                                                           June 30,          December 31,
                                                                                             2006                2005
                                                                                          ---------         -------------
Assets

Current assets:
   Cash and cash equivalents                                                              $   1,098           $   1,342
   Short-term investments, at fair value                                                      1,377               1,092
                                                                                          ---------           ---------
     Total cash, cash equivalents and short-term investments                                  2,475               2,434
   Trade accounts receivable, net                                                               633                 629
   Inventories                                                                                  664                 570
   Deferred income taxes                                                                         65                  44
   Other current assets                                                                         198                 183
                                                                                          ---------           ---------
       Total current assets                                                                   4,035               3,860

Investments                                                                                   2,150               1,729
Property, net                                                                                 5,032               4,675
Goodwill and other intangible assets, net                                                       333                 338
Deferred income taxes                                                                            51                  10
Other assets                                                                                    598                 595
                                                                                          ---------           ---------

Total Assets                                                                              $  12,199           $  11,207
                                                                                          =========           =========

Liabilities and Shareholders' Equity

Current liabilities:
   Current portion of long-term debt                                                      $      22           $      18
   Accounts payable                                                                             705                 690
   Other accrued liabilities                                                                  1,645               1,662
                                                                                          ---------           ---------
       Total current liabilities                                                              2,372               2,370

Long-term debt                                                                                1,475               1,789
Postretirement benefits other than pensions                                                     596                 593
Other liabilities                                                                             1,032                 925
                                                                                          ---------           ---------
       Total liabilities                                                                      5,475               5,677
                                                                                          ---------           ---------

Commitments and contingencies
Minority interests                                                                               40                  43
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,569 million and 1,552 million                                             787                 776
   Additional paid-in capital                                                                11,872              11,548
   Accumulated deficit                                                                       (6,076)             (6,847)
   Treasury stock, at cost; Shares held: 17 million                                            (191)               (168)
   Accumulated other comprehensive income                                                       292                 178
                                                                                          ---------           ---------
       Total shareholders' equity                                                             6,684               5,487
                                                                                          ---------           ---------

Total Liabilities and Shareholders' Equity                                                $  12,199           $  11,207
                                                                                          =========           =========

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)

                                                                Three months ended           Six months ended
                                                              ----------------------             June 30,
                                                               June 30,    March 31,     -------------------------
                                                                 2006        2006           2006            2005
                                                              ---------    ---------     ---------       ---------
Cash Flows from Operating Activities:
   Net income                                                 $    514     $    257      $    771        $   415
   Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation                                                  149          141           290            246
     Amortization of purchased intangibles                           3            3             6              8
     Restructuring, impairment and other charges and (credits)       5            6            11             18
     Asbestos settlement                                           (61)         185           124            131
     Stock compensation charges                                     30           32            62             13
     Loss on repurchases and retirement of debt, net                11                         11             12
     Undistributed earnings of affiliated companies               (169)         (70)         (239)          (133)
     Deferred taxes                                                 (5)         (62)          (67)             7
     Restructuring payments                                         (2)          (4)           (6)           (16)
     Customer deposits, net                                         82           (8)           74            232
     Employee benefit payments less than expense                     8           15            23             29
     Changes in certain working capital items:
        Trade accounts receivable                                   68          (65)            3            (89)
        Inventories                                                (47)         (46)          (93)           (39)
        Other current assets                                         3           (8)           (5)           (40)
        Accounts payable and other current liabilities,
          net of restructuring payments                              1         (196)         (195)          (129)
     Other, net                                                     (9)           1            (8)            20
                                                              --------     --------      --------        -------
Net cash provided by operating activities                          581          181           762            685
                                                              --------     --------      --------        -------

Cash Flows from Investing Activities:
   Capital expenditures                                           (274)        (280)         (554)          (698)
   Acquisitions of businesses, net of cash acquired                (16)                       (16)
   Net proceeds from sale or disposal of assets                      8                          8             17
   Net increase in long-term investments and other
     long-term assets                                                           (77)          (77)
   Short-term investments - acquisitions                          (647)        (858)       (1,505)          (703)
   Short-term investments - liquidations                           485          735         1,220            762
   Other, net                                                                                                 10
                                                              --------     --------      --------        -------
Net cash used in investing activities                             (444)        (480)         (924)          (612)
                                                              --------     --------      --------        -------

Cash Flows from Financing Activities:
   Repayments of short-term borrowings and current
     portion of long-term debt                                      (3)          (4)           (7)          (195)
   Proceeds from issuance of long-term debt, net                                                             147
   Retirements of long-term debt                                  (334)                      (334)          (102)
   Proceeds from issuance of common stock, net                       9            6            15            344
   Proceeds from the exercise of stock options                      32          219           251             59
   Other, net                                                       (6)          (2)           (8)            (6)
                                                              --------     --------      --------        -------
Net cash provided by (used in) financing activities               (302)         219           (83)           247
                                                              --------     --------      --------        -------
Effect of exchange rates on cash                                     1                          1            (28)
                                                              --------     --------      --------        -------
Net increase (decrease) in cash and cash equivalents              (164)         (80)         (244)           292
Cash and cash equivalents at beginning of period                 1,262        1,342         1,342          1,009
                                                              --------     --------      --------        -------

Cash and cash equivalents at end of period                    $  1,098     $  1,262      $  1,098        $ 1,301
                                                              ========     ========      ========        =======

Certain amounts for 2005 were reclassified to conform to 2006 classifications.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)

Our   reportable    operating    segments    include    Display    Technologies,
Telecommunications, Environmental Technologies and Life Sciences.

                                                Display     Telecom-    Environmental   Life         All
                                             Technologies  munications  Technologies  Sciences       Other       Total
                                             ------------  -----------  ------------- --------    --------    ---------
Three months ended June 30, 2006
Net sales                                      $   461      $   472       $    152    $     75    $    101    $  1,261
Depreciation (1)                               $    68      $    43       $     20    $      5    $     10    $    146
Amortization of purchased intangibles                       $     3                                           $      3
Research, development and engineering
  expenses (2)                                 $    36      $    18       $     31    $     12    $      8    $    105
Restructuring, impairment and other charges
  and (credits) (before-tax and minority
  interest)                                                 $    (1)                  $      2    $      4    $      5
Income tax provision                           $   (21)     $   (13)      $     (3)               $     (1)   $    (38)
Earnings (loss) before minority interest
  and equity earnings (loss) (3)               $   209      $    40       $      9    $     (2)   $      1    $    257
Minority interests                                               (1)                                                (1)
Equity in earnings (loss) of affiliated
  companies (4)                                    135            1                                     12         148
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $   344      $    40       $      9    $     (2)   $     13    $    404
                                               =======      =======       ========    ========    ========    ========

Three months ended June 30, 2005
Net sales                                      $   415      $   415       $    146    $     75    $     90    $  1,141
Depreciation (1)                               $    44      $    46       $     18    $      5    $      9    $    122
Amortization of purchased intangibles                       $     2                                           $      2
Research, development and engineering
  expenses (2)                                 $    24      $    19       $     26    $      9    $      6    $     84
Restructuring, impairment and other charges
  and (credits) (before-tax and minority
  interest)                                                 $     8                               $    (15)   $     (7)
Income tax provision                           $   (33)     $    (7)      $     (3)   $     (1)   $     (2)   $    (46)
Earnings (loss) before minority interest
  and equity earnings (loss) (3)               $   199      $   (10)      $      4    $      1    $     17    $    211
Minority interests                                                                                      (5)         (5)
Equity in earnings (loss) of affiliated
  companies                                         87            1                                      8          96
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $   286      $    (8)      $      4    $      1    $     20    $    303
                                               =======      =======       ========    ========    ========    ========

Six months ended June 30, 2006
Net sales                                      $ 1,008      $   869       $    307    $    147    $    192    $  2,523
Depreciation (1)                               $   130      $    85       $     40    $     10    $     20    $    285
Amortization of purchased intangibles                       $     6                                           $      6
Research, development and engineering
  expenses (2)                                 $    66      $    38       $     61    $     25    $     16    $    206
Restructuring, impairment and other charges
  and (credits) (before-tax and minority
  interest)                                                 $     6                   $      2    $      3    $     11
Income tax provision                           $   (50)     $   (19)      $     (3)               $     (4)   $    (76)
Earnings (loss) before minority interest
  and equity earnings (loss) (3)               $   484      $    38       $      9    $     (7)   $      3    $    527
Minority interests                                                                                      (2)         (2)
Equity in earnings (loss) of affiliated
  companies (4)                                    277            3             (1)                     (1)        278
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $   761      $    41       $      8    $     (7)   $           $    803
                                               =======      =======       ========    ========    ========    ========

Six months ended June 30, 2005
Net sales                                      $   735      $   842       $    294    $    149    $    171    $  2,191
Depreciation (1)                               $    85      $    92       $     35    $     10    $     18    $    240
Amortization of purchased intangibles                       $     7                                           $      7
Research, development and engineering
  expenses (2)                                 $    45      $    36       $     49    $     17    $     13    $    160
Restructuring, impairment and other charges
  and (credits) (before-tax and minority
  interest)                                                 $     8                               $    (15)   $     (7)
Income tax provision                           $   (41)     $   (15)      $     (6)   $     (2)   $     (4)   $    (68)
Earnings (loss) before minority interest
  and equity earnings (loss) (3)               $   318      $     8       $     13    $      5    $     20    $    364
Minority interests                                                                                      (7)         (7)
Equity in earnings (loss) of affiliated
  companies                                        168            1                                     25         194
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $   486      $     9       $     13    $      5    $     38    $    551
                                               =======      =======       ========    ========    ========    ========

(1) Depreciation expense for Corning's reportable segments is recorded based on the assets of each segment and also includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2) Research, development, and engineering expenses includes direct project spending which is identifiable to a segment.
(3) Many of Corning's administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.
(4) In the three and six months ended June 30, 2006, equity in earnings (loss) of affiliated companies includes charges of $3 million and $24 million, respectively, in All Other related to impairments for Samsung Corning.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


A reconciliation of reportable segment net income (loss) to consolidated net income (loss) follows (in millions):

                                                                  Three months                        Six months
                                                                 ended June 30,                     ended June 30,
                                                            ------------------------           ------------------------
                                                              2006            2005               2006            2005
                                                            ---------      ---------           ---------      ---------
Net income of reportable segments                           $     404      $     303           $     803      $     551
Unallocated amounts:
    Net financing costs (1)                                        (2)           (24)                (10)           (61)
    Stock-based compensation expense                              (30)            (9)                (62)           (15)
    Exploratory research                                          (19)           (17)                (40)           (36)
    Corporate contributions                                        (9)            (7)                (17)           (12)
    Equity in earnings of affiliated companies,
       net of impairments (2)                                      70             81                 140            152
    Asbestos settlement (3)                                        61           (143)               (124)          (131)
    Other corporate items (4)                                      39            (19)                 81            (33)
                                                            ---------      ---------           ---------      ---------
Net income                                                  $     514      $     165           $     771      $     415
                                                            =========      =========           =========      =========

(1) Net financing costs include interest expense, interest income, and interest costs and investment gains associated with benefit plans.
(2) Equity in earnings of affiliated companies, net of impairments, includes the following items:
     . In the three and six months ended June 30, 2006, a $33 million gain representing our share of a tax settlement relating to an IRS examination at Dow Corning.
     . In the three and six months ended June 30, 2005, a gain of $11 million for our share of a gain on the issuance of subsidiary stock at Dow Corning.
(3) The asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation (PCC) reorganization plan, when the reorganization plan becomes effective, will require Corning to relinquish its equity interest in PCC, contribute its equity interest in Pittsburgh Corning Europe (PCE), and 25 million shares of Corning common stock to a trust. Corning also agreed to make cash payments over the six years from the effective date of the settlement and to assign certain insurance policy proceeds from its primary insurance and a portion of its excess insurance at the time of the settlement. The asbestos liability requires adjustment to fair value based upon movements in Corning's common stock price prior to contribution of the shares to the trust as well as changes in the estimated fair value of the other components of the settlement offer. In the second quarter of 2006 and 2005, Corning recorded a credit of $68 million and a charge of $137 million, respectively, to reflect the movement in Corning's common stock price in each year and charges of $7 million and $6 million, respectively, to reflect changes in the estimated fair value of other components of the settlement offer. In the six months ended June 30, 2006 and 2005, Corning recorded charges of $114 million and $121 million, respectively, to reflect the movement in Corning's common stock price in each year and charges of $10 million in each year to reflect changes in the estimated fair value of other components of the settlement offer.
(4) Other corporate items include the tax impact of the unallocated amounts plus the following items:
     . In the three and six months ended June 30, 2006, tax benefits of $10 million and $48 million, respectively, from the release of valuation allowances for certain foreign locations.
     . In the three and six months ended June 30, 2005, impairment charges of $6 million and $25 million, respectively, for an other-than-temporary decline in our investment in Avanex below its cost basis.
     . In the three and six months ended June 30, 2005, restructuring credits of $7 million for adjustments to prior years' reserves.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   Asbestos Settlement

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations. The proposed settlement, when the plan becomes effective, will require Corning to relinquish its equity interest in PCC, contribute its equity interest in Pittsburgh Corning Europe N.V. (PCE), a Belgian corporation, and contribute 25 million shares of Corning common stock. Corning also agreed to make cash payments with a value of $131 million, in March 2003, over six years from the effective date of the settlement and to assign insurance policy proceeds from its primary insurance and a portion of its excess insurance at the time of the settlement.

As a result of the proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. In the second quarter of 2006, Corning recorded a credit of $61 million (pretax and after-tax) including a mark-to-market credit of $68 million reflecting the decrease in Corning's common stock from March 31, 2006 to June 30, 2006 and a $7 million charge to adjust the estimated fair value of certain other components of the proposed asbestos settlement.

Beginning with the first quarter of 2003, we have recorded total net charges of $942 million to reflect the estimated fair value of our asbestos liability.

2.   Debt

In the second quarter of 2006, we redeemed $315 million principal amount of our outstanding notes in three separate transactions resulting in losses of $11 million.

3.   Provision for Income Taxes

In the second quarter of 2006, Corning recorded a $10 million tax benefit from the release of a valuation allowance on Australian tax benefits due to sustained profitability of Corning's Australian entities and positive future earnings projections for the Australian consolidated group.

4.   Equity in Earnings of Associated Companies

In the second quarter of 2006, equity in earnings of associated companies includes a gain of $33 million related to Dow Corning's settlement with the IRS regarding liabilities for tax years 1992 to 2003. This settlement resolves all Federal tax issues related to Dow Corning's implant settlement.

5.   Weighted Average Shares Outstanding

Our weighted average shares outstanding are as follows (in millions):

                                       Three months ended
                                            June 30,
                                       ------------------     Three months ended
                                       2006         2005        March 31, 2006
                                       ----         ----      -----------------

Basic                                  1,549        1,438           1,541
Diluted                                1,597        1,517           1,592
Diluted used for non-GAAP measures     1,597        1,523           1,592

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           QUARTERLY SALES INFORMATION
                            (Unaudited; in millions)


                                                                     2006
                                                     ------------------------------------
                                                             Three
                                                          Months Ended         Six Months
                                                      ---------------------       Ended
                                                      March 31      June 30      June 30
                                                      --------      -------      -------
Display Technologies                                 $    547     $    461      $ 1,008

Telecommunications
   Fiber and cable                                        205          234          439
   Hardware and equipment                                 192          238          430
                                                     --------     --------      -------
                                                          397          472          869

Environmental Technologies
   Automotive                                             121          113          234
   Diesel                                                  34           39           73
                                                     --------     --------      -------
                                                          155          152          307

Life Sciences                                              72           75          147

Other                                                      91          101          192
                                                     --------     --------      -------

Total                                                $  1,262     $  1,261      $ 2,523
                                                     ========     ========      =======

                                                                                  2005
                                                     --------------------------------------------------------------
                                                         Q1           Q2           Q3           Q4          Total
                                                     --------    ---------      -------      -------      --------
Display Technologies                                 $    320    $     415      $   489      $   518      $  1,742

Telecommunications
   Fiber and cable                                        212          213          216          193           834
   Hardware and equipment                                 215          202          182          190           789
                                                     --------     --------      -------      -------      --------
                                                          427          415          398          383         1,623

Environmental Technologies
   Automotive                                             127          125          121          109           482
   Diesel                                                  21           21           23           33            98
                                                     --------     --------      -------      -------      --------
                                                          148          146          144          142           580

Life Sciences                                              74           75           70           63           282

Other                                                      81           90           87           94           352
                                                     --------     --------      -------      -------      --------

Total                                                $  1,050     $  1,141      $ 1,188      $ 1,200      $  4,579
                                                     ========     ========      =======      =======      ========

The above supplemental information is intended to facilitate analysis of Corning's businesses.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended June 30, 2006
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the second quarter of 2006 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------

                                                                         Per           Income Before           Net
                                                                        Share          Income Taxes          Income
                                                                       -------         -------------        --------
Earnings per share (EPS) and net income,
  excluding special items                                              $  0.26           $    233           $    421

Special items:
     Asbestos settlement (a)                                              0.04                 61                 61

     Loss on repurchases of debt, net                                    (0.01)               (11)               (11)

     Provision for income taxes (b)                                       0.01                                    10

     Equity in earnings of associated companies (c)                       0.02                                    33
                                                                       -------           --------           --------

Total EPS and net income                                               $  0.32           $    283           $    514
                                                                       =======           ========           ========

(a) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. In the second quarter of 2006, Corning recorded a gain of $61 million (before- and after-tax) including $68 million for the change in Corning's common stock price of $24.19 at June 30, 2006, compared to $26.92 at March 31, 2006 and a $7 million charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

(b) Amount reflects a $10 million tax benefit from the release of Corning's valuation allowance on Australian tax benefits.

(c) Amount reflects a $33 million increase in equity earnings representing Corning's share of a favorable tax settlement from the completion of an IRS examination at Dow Corning.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended March 31, 2006
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the first quarter of 2006 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------

                                                                         Per           Income Before           Net
                                                                        Share          Income Taxes          Income
                                                                       -------         -------------        ---------
Earnings per share (EPS) and net income,
  excluding special items                                              $  0.27           $    241           $    425

Special items:
     Asbestos settlement (a)                                             (0.12)              (185)              (185)

     Provision for income taxes (b)                                       0.02                                    38

     Equity in earnings of associated companies (c)                      (0.01)                                  (21)
                                                                       -------           --------           --------

Total EPS and net income                                               $  0.16           $     56           $    257
                                                                       =======           ========           ========

(a) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in our quarterly results until the date of the contribution to the settlement trust. In the first quarter of 2006, Corning recorded a charge of $185 million (before- and after-tax) including $182 million for the change in its common stock price of $26.92 at March 31, 2006, compared to $19.66 at December 31, 2005 and $3 million for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

(b) Amount reflects a $38 million tax benefit from the release of our valuation allowance on certain deferred tax assets in Germany.

(c) Amount reflects a charge of $21 million to reflect Corning's share of an impairment charge at Samsung Corning Co., Ltd., a South Korea-based manufacturer of glass panels and funnels for cathode ray tube television and display monitors.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended June 30, 2005
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the second quarter of 2005 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                           Per          Income Before          Net
                                                                          Share         Income Taxes         Income
                                                                         -------        -------------       --------
EPS and net income, excluding special items                              $  0.20          $   192           $   312

Special items:
     Restructuring, impairment and other (charges) and credits (a)                              1                (3)

     Asbestos settlement (b)                                               (0.09)            (143)             (143)

     Loss on repurchases and retirement of debt, net (c)                   (0.01)             (12)              (12)

     Equity in earnings of associated companies (d)                         0.01                                 11
                                                                         -------          -------           -------

Total EPS and net income                                                 $  0.11          $    38           $   165
                                                                         =======          =======           =======

(a) In the second quarter of 2005, Corning recorded net credits of $1 million (net charge of $3 million after-tax and minority interest) included in restructuring, impairment and other charges and (credits). A summary of these credits and charges follows:

     . We recorded net credits of $7 million ($3 million after-tax and minority interest), primarily for adjustments to prior years' restructuring and impairment reserves.
     . We recorded an additional impairment charge of $6 million (pretax and after-tax) for an other than temporary decline in the fair value of our investment in Avanex Corporation (Avanex) below its adjusted cost basis. Our investment in Avanex is accounted for as an available-for-sale security under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." At June 30, 2005, shares of Avanex stock were trading at $0.90 per share compared to our adjusted cost basis of $1.30 per share (after adjusting for the first quarter of 2005 impairment charge). We intend to sell our shares of Avanex and, subject to restrictions and the trading volume in Avanex stock, we expect to complete this activity in early 2006. As we do not expect the market value of the Avanex shares to recover in this timeframe, the additional impairment in the second quarter was required.

(b) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. In the second quarter of 2005, Corning recorded a charge of $143 million (before- and after-tax) including $137 million for the change in Corning's common stock price of $16.62 at June 30, 2005, compared to $11.13 at March 31, 2005 and a $6 million charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

(c) In the second quarter of 2005, we redeemed for cash the $100 million principal amount of our 7% debentures due March 15, 2007. We recognized a $12 million loss upon the early redemption of these debentures.

(d) In the second quarter of 2005, Dow Corning Corporation recorded a gain on the issuance of subsidiary stock. Our equity earnings included $11 million related to this gain.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended June 30, 2006
                        (Unaudited; amounts in millions)

--------------------------------------------------------------------------------
Corning's free cash flow financial measure for the three months ended June 30, 2006 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles
(GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------


                                                                    Three
                                                                 months ended
                                                                 June 30, 2006
                                                                 -------------

Cash flows from operating activities                                $  581

Less:  Cash flows from investing activities                           (444)

Plus:  Short-term investments - acquisitions                           647

Less:  Short-term investments - liquidations                          (485)
                                                                    ------

Free cash flow                                                      $  299
                                                                    ======

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended September 30, 2006
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's earnings per share (EPS) excluding special items for the third quarter of 2006 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles
(GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                            Range
                                                   ----------------------
Guidance: EPS excluding special items              $0.22            $0.26

Special items:
     Restructuring, impairment and other
       (charges) and credits (a)

     Asbestos settlement (b)
                                                   -----            -----

Earnings per share

        ----------------------------------------------------------------
        This schedule will be updated as additional announcements occur.
        ----------------------------------------------------------------


(a) From time to time, Corning may need to make adjustments to estimates used in the determination of prior year restructuring and impairment charges, which could result in a gain or loss during the quarter.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. The common stock will be contributed to the trust, after the plan has been approved by the asbestos claimants and bankruptcy court. The portion of the asbestos liability to be settled in common stock requires adjustment each quarter based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the third quarter of 2006, Corning will record a charge or credit for the change in its common stock price as of September 30, 2006 compared to $24.19, the common stock price at June 30, 2006. In addition, Corning will record an adjustment to the asbestos liability to reflect the change in fair value of any of the other components of the proposed asbestos settlement.



Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's third quarter 2006 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.